Exhibit 4.3

Option Number:

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

INCENTIVE STOCK OPTION AGREEMENT

2010 STOCK AWARDS AND INCENTIVE PLAN

AN INCENTIVE STOCK OPTION (“Option”) to purchase a total of                  shares of the common stock, par value $0.01 per share (“Common Stock”), of Southern National Bancorp of Virginia, Inc., McLean, Virginia (the “Corporation”), is hereby granted to                  (the “Optionee”) pursuant to the Southern National Bancorp of Virginia, Inc. 2010 Stock Awards and Incentive Plan (“Plan”). The Option granted hereby is subject to all the terms and conditions of the Plan and this Agreement. The Plan is incorporated by reference herein. Defined terms, unless otherwise defined herein, shall have the same meaning as set forth in the Plan. The term “Corporation” shall include the Corporation and any subsidiary corporation (as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (“Code”)).

1. Option Price. The option price shall be                  for each share of Common Stock eligible to be purchased hereunder, which price is not less than 100% of the Fair Market Value, as defined in Section II(m) of the Plan, of the Common Stock on the “Date of Grant” of this Option set forth below; provided, however, that if the Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, such price is not less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

2. Exercise of Option. The Option may be exercised by Optionee in whole or in part at any time during a ten year period (a five year period if Optionee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation) (the “Option Period”) beginning on the Date of Grant, as follows:

(a) Schedule of Right of Exercise.

Years of Continuous Employment After Date of Grant of Option	Percentage of Total Shares of Common Stock Subject to Option Which May be Purchased
after 1 year	20%
after 2 years	40%
after 3 years	60%
after 4 years	80%
after 5 years	100%

The right to exercise the Option pursuant to the above schedule is cumulative.

Notwithstanding the foregoing, the Option shall become immediately vested and exercisable in full on the date the Optionee terminates his employment with the Corporation because of his death or disability (as defined in Section 22(e)(3) of the Code). Except as otherwise provided under the Code or applicable regulations, to the extent that the aggregate fair market value of the Common Stock with respect to which this Option and any other Incentive Stock Option (as defined in Section II(o) of the Plan) issued to the Optionee under all plans of the Corporation becomes exercisable for the first time during any calendar year exceeds $100,000, such options shall not be treated as Incentive Stock Options.

(b) Method of Exercise. This Option shall be exercisable by written notice to the Secretary of the Corporation on the Incentive Stock Option Exercise Form provided herewith which shall:

(i) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security number (or if more than one, the names, addresses and Social Security numbers of such persons);

(ii) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or person other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Option;

(iii) be in writing and delivered in person or by certified mail to the Secretary of the Corporation at its executive office located at 550 Broadview Avenue, Warrenton, Virginia 20186, Attention: R. Devon Porter, Secretary; and

(iv) be accompanied by payment for the shares of Common Stock with respect to which the Option is being exercised.

Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of the Option shall be made to the Corporation upon exercise of the Option. Payment for shares may be made by the Optionee (i) in cash or by cashier’s check, bank draft or postal or express money order, or (ii) by delivery of certificates representing shares of Common Stock theretofore owned by the Optionee duly endorsed for transfer to the Corporation, plus any required amount to meet any tax withholding requirements of federal and/or state law, or (iii) any combination of the foregoing. This Option shall be deemed to have been exercised immediately prior to the close of business on the date (i) written notice of such exercise and (ii) payment in full of the purchase price for the number of shares for which Options are being exercised, are both received by the Corporation, and the Optionee shall be treated for all purposes as the record holder of such shares of Common Stock as of such date.

(c) Restrictions on Exercise. This Option may not be exercised if the issuance of the shares of Common Stock upon such exercise would constitute a violation of any applicable federal or state securities law or regulation or any other law or valid regulation. As a condition to the exercise of this Option, the Corporation may require the person exercising this Option to make any representation or warranty to the Corporation as may be required by any applicable law or regulation, and may require the Optionee to comply with the matters set forth in Section XIV(d) of the Plan.

3. Non-transferability of Option. This Option may not be transferred or assigned in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by him or his guardian or legal representative. Any heir or legatee of the Optionee shall take rights herein granted subject to the terms and conditions hereof. No such transfer of this Option to heirs or legatees of the Optionee shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

4. Termination of Employment. If, for any reason other than death or disability, the Optionee ceases to be employed by the Corporation, the Option may be exercised (to the extent the Optionee would have been entitled to do so at the date of termination of employment) during a three month period after such date (after which period the Option shall expire), but in no event may the Option be exercised after the expiration of the Option Period.

In the event that the Optionee dies while employed by the Corporation or the Optionee ceases to be employed by the Corporation by reason of disability (as defined in Section 22(e)(3) of the Code), the Option shall immediately become fully vested and exercisable and may be exercised at any time and from time to time, within a twelve (12) month period after such death or termination of employment, by the Optionee or his guardian or legal representative or, in the case of death, the executor or administrator of the Optionee’s estate or by the person or persons to whom the Optionee’s rights under this Agreement shall pass by will or the laws of descent and distribution (after which period the Option will expire), but in no event may the Option be exercised after the expiration of the Option Period.

5. Effect of Change in Control. If the Company undergoes a “Change of Control” (as defined in the Plan), the Option shall immediately vest and become fully exercisable. In the event of a Change of control or other corporate reorganization described in Section XII of the Plan, the Option shall be governed by Section XII of the Plan.

6. Extraordinary Corporate Transactions. The existence of outstanding Options shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7. Changes in Capital Structure. If the outstanding shares of Common Stock or other securities of the Corporation, or both, for which the Option is then exercisable shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization or reorganization, the number and kind of shares of Common Stock or other securities subject to the Plan or subject to the Option and the exercise price shall be appropriately and equitably adjusted so as to maintain the proportionate number of shares or other securities without changing the aggregate exercise price.

8. Notice of Disposition; Withholding; Escrow. Optionee shall immediately notify the Corporation in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of this Option, within two (2) years after the Date of Grant or within one (1) year after the acquisition of such shares, setting forth the date and manner of disposition, the number of shares disposed of and the price at which such shares were disposed of. The Corporation shall be entitled to withhold from any compensation or other payments then or thereafter due to the Optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the Optionee any additional amounts which may be required for such purpose. The Committee or the Board may, in their discretion, require shares of Common Stock acquired by the Optionee upon exercise of this Option to be held in an escrow arrangement for a period which ends on the later of (i) two years from the Date of Grant or (ii) one year after the transfer of the shares of Common Stock pursuant to the exercise of the Option. The shares shall be held by the Corporation or its designee. The Optionee shall during such holding period have all rights of a shareholder, including but not limited to the rights to vote, receive dividends and sell the shares. The sole purpose of the escrow is to inform the Corporation of a disqualifying disposition of the stock within the meaning of Section 422 of the Code, and it shall be administered solely for that purpose.

9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding in the absence of action by the Board. As a condition of the granting of the Option hereby, the Optionee, and Optionee’s heirs, personal representatives and successors agree that any dispute or disagreement which may arise hereunder shall be determined by the Committee in its sole discretion and judgment, and that any such determination shall be final and shall be binding and conclusive, for all purposes, upon the Corporation, Optionee and Optionee’s heirs, personal representatives and successors.

10. Terms and Conditions. The terms and conditions included in the Plan are incorporated herein by reference, and to the extent that any conflict may exist between the terms and conditions included in the Plan and the terms of this Agreement, the terms and conditions included in the Plan shall control.

11. Not an Employment Contract. The Option will not confer on the Optionee any right with respect to continuance of employment or other service with the Corporation, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of the Optionee’s employment or other service at anytime. The Optionee shall be considered to be in the employment of the Corporation so long as he or she remains an employee of the Corporation. Any questions as to whether and when there has been a termination of such employment and the cause of such termination shall be determined by the Committee, and its determination shall be final.

12. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by overnight courier or by postage paid first class mail. Notices sent by mail shall be deemed received three (3) business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Optionee, at the Optionee’s address indicated by the Corporation’s records, or if to the Corporation, at the Corporation’s executive office set forth in Section 2(b)(iii) hereof.

13. No Rights As Shareholder. The Optionee shall not have any rights of a shareholder with respect to the shares subject to the Option until a stock certificate has been duly issued following exercise of the Option as provided herein.

15. Amendment. This Agreement may be amended by written agreement of the Optionee and the Corporation, without the consent of any other person.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

Date of Grant:	By:
William H. Lagos Chief Financial Officer

By
R. Devon Porter, Secretary
(Seal)

OPTIONEE

By:
Name:

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

INCENTIVE STOCK OPTION EXERCISE FORM

                                 , 20

Date

Attn:	R. Devon Porter, Secretary

Southern National Bancorp of Virginia, Inc.

550 Broadview Avenue

Warrenton, Virginia 20186

Dear Mr. Porter:

The undersigned elects to exercise his Incentive Stock Option to purchase              shares, par value $0.01 per share, of Common Stock of Southern National Bancorp of Virginia, Inc. (the “Option Shares”).

Delivered herewith in satisfaction of the required purchase price is (select applicable choice(s)):

(a)	cash or a check payable to Southern National Bancorp of Virginia, Inc. in the amount of $ ; or

(b)	certificates representing shares of Common Stock I own duly endorsed for transfer to the Corporation.

The name or names to be on the stock certificates and the address and Social Security number or addresses and Social Security numbers of such person or persons is as follows:

Name:

Address:

City State Zip Code

Social Security Number:

Very truly yours,

(Signature of Person or Persons exercising the Option)

(Print Name)

(Print Address)
Date received by the Corporation: